Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Ryde Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Primary Offering
Fees to be Paid	Equity	Class A Ordinary Share, par value US$0.0002 per share(1)	457	(o)	-	-	-	-	-
Fees to be Paid	Debt	Debt securities	457	(o)	-	-	-	-	-
Fees to Be Paid	Other	Rights	457	(o)	-	-	-		-
	Other	Units	457	(o)	-
	Other	Warrants	457	(o)	-
	Unallocated (Universal) Shelf		457	(o)			$100,000,000	0.00015310	15,310
Resale by the Selling Shareholder
Fees to be Paid	Equity	Class A Ordinary Share	457	(o)	8,030,738	0.30	$2,409,221	0.00015310	368.85
Public Warrant Shares
Carry Forward Securities	Equity	Class A Ordinary Share	457	(p)	5,300,000	-	-	-
	Total Offering Amounts						$102,409,221		$15,678.8518
	Total Fees Previously Paid								11,988.85
	Total Fee Offsets								3,690.00
	Net Fee Due								$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.

(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $100,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.

(3)	Pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(4)	Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting $3,690 of the registration fee attributable to 5,300,000 public warrant shares previously registered under Form F-1 (File No. 333-282076), for which a filing fee of $3,690.00 was previously paid.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	Ryde Group Ltd	F-1	333-282076	September 13, 2024	N/A	3,690.00	Equity	Warrant Shares	5,300,000	25,000,000	N/A
Fee Offset Sources	Ryde Group Ltd	424(b)(4)	333-282076	N/A	September 27, 2024	N/A	N/A	N/A	N/A	N/A	3,690.00